UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM C-AR

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

☐	Form C: Offering Statement
☐	Form C-U: Progress Update
☐	Form C/A: Amendment to Offering Statement
☐	Check box if Amendment is material and investors must reconfirm within five business days.
☑	Form C-AR: Annual Report
☐	Form C-AR/A: Amendment to Annual Report
☐	Form C-TR: Termination of Reporting

Name of issuer

Heglovich LLC (dba For Bitter For Worse)

Legal status of issuer

Form

Limited Liability Company

Jurisdiction of Incorporation/Organization

Oregon

Date of organization

December 17, 2018

Physical address of issuer

835 N Simpson, Portland, OR 97217

Website of issuer

https://forbitterforworse.com

Current number of employees: 2

	Most recent fiscal year-end (December 31, 2021)	Prior fiscal year-end (December 31, 2020)
Total Assets	$288,750.84	$59,453.26
Cash & Cash Equivalents	$143,639.54	$10,036.50
Accounts Receivable	$11,379.28	$10,629.74
Accounts Payable	$4,525.70	$7,831.05
Short-term Debt	$0.00	$0.00
Long-term Debt	$6,682.19	$0.00
Revenues/Sales	$300,462.32	$98,265.62
Cost of Goods Sold	$147,271.17	$48,313.28
Taxes Paid	$440.70	$0.00
Net Income	$(108,600.76)	($77,030.10)

Note: Convertible notes sold during recent Regulation CF offering are not counted in the short-or long-term debt numbers above.

April 28, 2022

FORM C-AR

Heglovich LLC

(dba For Bitter For Worse)

This Form C-AR (including the cover page and all exhibits attached hereto, the “Form C-AR”) is being furnished by Heglovich LLC (dba For Bitter For Worse), an Oregon limited liability company (the “Company,” as well as references to “we,” “us,” or “our”), for the sole purpose of providing certain information as required by the Securities and Exchange Commission (“SEC”).

The date of this Form C-AR is April 28, 2022.

The Company has certified that all of the following statements are TRUE for the Company in connection with this Offering:

1)	Is organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia;

2)	Is not subject to the requirement to file reports pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d));

3)

Is not an investment company, as defined in section 3 of the Investment Company Act of 1940 (15 U.S.C. 80a-3), or excluded from the definition of investment company by section 3(b) or section 3(c) of that Act (15 U.S.C. 80a-3(b) or 80a-3(c));

4)	Is not ineligible to offer or sell securities in reliance on section 4(a)(6) of the Securities Act (15 U.S.C. 77d(a)(6)) as a result of a disqualification as specified in § 227.503(a);

5)	Has filed with the Commission and provided to investors, to the extent required, any ongoing annual reports required by law during the two years immediately preceding the filing of this Form C-AR; and

6)	Has a specific business plan, which is not to engage in a merger or acquisition with an unidentified company or companies.

Forward Looking Statement Disclosure

This Form C-AR and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

ONGOING REPORTING

The Company will file a report electronically with the U.S. Securities & Exchange Commission annually and post the report on its website, no later than 120 days after the end of the Company’s fiscal year.

Once posted, the annual report may be found on the Company’s website at https://forbitterforworse.com.

The Company must continue to comply with the ongoing reporting requirements until:

1)	the Company is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;

2)	the Company has filed at least three annual reports pursuant to Regulation CF and has total assets that do not exceed $10,000,000;

3)	the Company has filed at least one annual report pursuant to Regulation CF and has fewer than 300 holders of record;

4)

the Company or another party repurchases all of the Securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

5)	the Company liquidates or dissolves its business in accordance with state law.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

Heglovich LLC is an Oregon limited liability company formed on December 17, 2018. The Company is currently also conducting business under the name of For Bitter For Worse.

The Company is located at 835 N Simpson, Portland, OR 97217.

The Company’s website is https://forbitterforworse.com.

The information available on or through our website is not a part of this Form C-AR.

The Business

For Bitter For Worse makes complex cocktails with love, not alcohol. We manufacture our bottled drinks with organic, fair-trade botanicals and market them primarily online to the growing ranks of the sober and sober-curious community, as well as anyone not drinking alcohol for any reason on any given occasion.

RISK FACTORS

Risks Related to the Company’s Business and Industry

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We have a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with a new enterprise. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. We anticipate that our operating expenses will increase for the near future. There can be no assurances that we will ever operate profitably. You should consider the Company’s business, operations, and prospects in light of the risks, expenses and challenges faced as an early-stage company.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

The Company is dependent on Mischelle (Shelley) Elkovich and Jeffrey (Jeff) Heglie in order to conduct its operations and execute its business plan, however, the Company has not purchased any insurance policies with respect to them in the event of their death or disability. Therefore, if Shelley or Jeff should die or become disabled, the Company will not receive any compensation to assist with her or his absence. The loss of Shelley or Jeff could materially adversely affect the Company and its business, operations and financial condition.

The development and commercialization of our beverages is highly competitive.

We face competition with respect to any products that we may seek to develop or commercialize in the future. Our competitors include major companies worldwide. Many of our competitors have significantly greater financial, technical and human resources than we have and superior expertise in research and development and marketing beverages and thus may be better equipped than us to develop and commercialize beverages. These competitors also compete with us in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, the likelihood that our products will achieve initial market acceptance and our ability to generate meaningful additional revenues from our products.

The Company’s success depends on the experience and skill of its board of directors, executive officers and key employees.

In particular, the Company is dependent on Jeff Heglie and Shelley Elkovich who are our co-founders and have both been since December 17, 2018. The Company has or intends to enter into employment agreements with Jeff and Shelley although there can be no assurance that it will do so or that they will continue to be employed by the Company for a particular period of time. The loss of Jeff, Shelley or any member of the board of directors or executive officer could harm the Company’s business, financial condition, cash flow and results of operations.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving the Company’s products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

We are dependent on third-party suppliers for key raw materials, packaging materials and production inputs, and our use of natural ingredients exposes us to weather and crop reliability.

We purchase the raw materials used in the creation of our beverages, including botanicals, teas, juices, and juice concentrates, and other ingredients from a number of domestic and foreign third-party suppliers. The demand for certain ingredients such as monk fruit powder has increased, and prices have risen accordingly. Botanicals, teas, juices, and juice concentrates are agricultural products and therefore many outside factors, including weather conditions, farmers rotating production to other crops, pests, government regulations and legislation affecting agriculture, could affect quality, price and supply. We are exposed to the quality of agricultural products each year, and significant failure of a crop would adversely affect our costs. Severe product shortages could expose us to the cost of reformulating and re-labeling our products to use substitute ingredients.

We rely on other companies to provide ingredients and packaging for our products.

We depend on these suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacturing of ingredient components of our products, or from whom we acquire such items, do not provide ingredients or packaging which meet required specifications and perform to our and our customers’ expectations. Our suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we rely on only one or two subcontractors or suppliers for a particular ingredient or packaging format.

One of the potential risks we face in the distribution of our products is liability resulting from counterfeit or tainted products infiltrating the supply chain.

Because we source ingredients from various sources, we rely on various suppliers and their quality control measures. While we have procedures to maintain the highest quality levels in our products, we may be subject to faulty, spoiled or tainted ingredients or components in our products, which would negatively affect our products and our customers’ experience with them and could decrease customer demand for our products. In addition, if there are serious illness or injury due to our products, there can be no assurance that the insurance coverage we maintain is sufficient or will be available in adequate amounts or at a reasonable cost, or that indemnification agreements will provide us with adequate protection.

Product safety and quality concerns, including concerns related to perceived quality of ingredients, could negatively affect the Company’s business.

The Company’s success depends in large part on its ability to maintain consumer confidence in the safety and quality of all its products. The Company believes it has rigorous product safety and quality standards. However, if products taken to market are or become contaminated or adulterated, the Company may be required to conduct costly product recalls and may become subject to product liability claims and negative publicity, which would cause its business to suffer. In addition, regulatory actions, activities by nongovernmental organizations and public debate and concerns about perceived negative safety and quality consequences of certain ingredients in our products may erode consumers’ confidence in the safety and quality issues, whether or not justified, and could result in additional governmental regulations concerning the marketing and labeling of the Company’s products, negative publicity, or actual or threatened legal actions, all of which could damage the reputation of the Company’s products and may reduce demand for the Company’s products.

Maintaining, extending and expanding our reputation and brand image are essential to our business success.

We seek to maintain, extend, and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Increasing attention on marketing could adversely affect our brand image. It could also lead to greater scrutiny of marketing practices. Existing or increased legal or regulatory restrictions on our advertising, consumer promotions and marketing, or our response to those restrictions, could limit our efforts to maintain, extend and expand our brands. Moreover, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. We increasingly rely on social media and online dissemination of advertising campaigns. The growing use of social and digital media increases the speed and extent that information or misinformation and opinions can be shared. Negative posts or comments about us, our brands or our products on social or digital media, whether or not valid, could seriously damage our brand image and reputation. If we do not establish, maintain, extend and expand our brand image, then our product sales, financial condition and results of operations could be adversely affected.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events.

These events could lead to recalls or safety alerts relating to our products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing our services can lead to injury or other adverse events.

We may plan to implement new lines of business or offer new products and services within existing lines of business.

There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

We depend on third-party service providers for a variety of services, and we outsource a number of our non-core functions and operations. For example, we plan to engage third-party service providers for future operations and product releases/ packaging formats, such as contract/ mobile canning.

In certain instances, we rely on single or limited-service providers and outsourcing vendors because the relationship is advantageous due to quality, price, or lack of alternative sources. If production or service was interrupted and we were not able to find alternate third-party providers, we could experience disruptions in manufacturing and operations including product shortages, higher freight costs and re-formulation costs. If outsourcing services are interrupted or not performed or the performance is poor, this could impact our ability to process, record and report transactions with our customers and other constituents. Such interruptions in the provision of supplies and/or services could result in our inability to meet customer demand, damage our reputation and customer relationships and adversely affect our business.

Substantial disruption to production at our manufacturing and distribution facilities could occur.

A disruption in production at our third-party manufacturing facilities could have an adverse effect on our business. In addition, a disruption could occur at the facilities of our suppliers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and results of operations.

In general, demand for our products and services is highly correlated with general economic conditions.

A substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Declines in economic conditions in the U.S. or in other countries in which we operate may adversely impact our consolidated financial results. Because such declines in demand are difficult to predict, we or the industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products and services.

We must correctly predict, identify, and interpret changes in consumer preferences and demand, offer new products to meet those changes, and respond to competitive innovation.

Consumer preferences our products change continually. Our success depends on our ability to predict, identify, and interpret the tastes and habits of consumers and to offer products that appeal to consumer preferences. If we do not offer products that appeal to consumers, our sales and market share will decrease. We must distinguish between short-term fads, mid-term trends, and long-term changes in consumer preferences. If we do not accurately predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied customer base, we must offer an array of products that satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories, or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products could decrease, which could materially and adversely affect our product sales, financial condition, and results of operations.

In addition, achieving growth depends on our successful development, introduction, and marketing of innovative new products and line extensions. Successful innovation depends on our ability to correctly anticipate customer and consumer acceptance, to obtain, protect and maintain necessary intellectual property rights, and to avoid infringing the intellectual property rights of others and failure to do so could compromise our competitive position and adversely impact our business.

The amount of capital the Company raised in its recent Regulation CF offering is not enough to sustain the Company’s current business plan.

In order to achieve the Company’s near and long-term goals, the Company will need to procure funds in addition to the amount raised in its recent offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.

We rely on various intellectual property rights, including trademarks in order to operate our business.

Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

Climate Change, Climate Change Regulations and Greenhouse Gas Effects May Adversely Impact our Operations.

There is growing concern from members of the scientific community and the general public that an increase in global average temperatures due to emissions of greenhouse gases (GHG) and other human activities have or will cause significant changes in weather patterns and increase the frequency and severity of natural disasters. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition, and liquidity. Changes in weather conditions, and in particular extreme weather events, may affect the availability and/or price of our ingredients, some of which grown and produced overseas.

We have not prepared any audited financial statements.

Therefore, you have no audited financial information regarding our capitalization or assets or liabilities on which to make your investment decision. If you feel the information provided is insufficient, you should not invest in our Company.

Sales of a limited number of products and flavors contributed all of our historical profitability and cash flow.

A reduction in the sale of our products would have a material adverse effect on our ability to remain profitable and achieve future growth. All of our net sales for the year ended December 31, 2020 resulted from sales of our three beverage varietals. We cannot be certain that we will be able to continue to commercialize or expand distribution of our existing varietals of products or that any of our future food products will be accepted in their markets. Any inability on our part to stay current with food and consumer trends through new products could have a material adverse effect on our business performance.

The consolidation of retail customers could adversely affect us.

Retail customers, such as supermarkets, warehouse clubs, and food distributors in our major markets, may consolidate, resulting in fewer customers for our business. Consolidation also produces larger retail customers that may seek to leverage their position to improve their profitability by demanding improved efficiency, lower pricing, increased promotional programs, or specifically tailored products. In addition, larger retailers have the scale to develop supply chains that permit them to operate with reduced inventories or to develop and market their own white-label brands. Retail consolidation and increasing retailer power could adversely affect our product sales and results of operations. Retail consolidation also increases the risk that adverse changes in our customers’ business operations or financial performance will have a corresponding material and adverse effect on us. For example, if our customers cannot access sufficient funds or financing, then they may delay, decrease, or cancel purchases of our products, or delay or fail to pay us for previous purchases, which could materially and adversely affect our product sales, financial condition, and operating results.

Growth rates higher than planned or the introduction of new products requiring special ingredients could create higher demand for ingredients greater than we can source.

Although we believe that there are alternative sources available for our key ingredients, there can be no assurance that we would be able to acquire such ingredients from substitute sources on a timely or cost-effective basis in the event that current suppliers could not adequately fulfill orders, which would adversely affect our business and results of operations.

We source certain packaging materials, such as bottles, cans, labels, caps and other shipping materials from a number of third-party suppliers and, in some cases, single-source suppliers.

Although we believe that alternative suppliers are available, the loss of any of our packaging material suppliers could adversely affect our results of operations and financial condition. Our inability to preserve the current economics of these agreements could expose us to significant cost increases in future years.

As a food production company, all of our products must be compliant with regulations set by the U.S. Food and Drug Administration (the “FDA”).

We must comply with various FDA rules and regulations, including those regarding product manufacturing, food safety, required testing and appropriate labeling of our products. It is possible that regulations by the FDA and its interpretation thereof may change over time. As such, there is a risk that our products could become non-compliant with the FDA’s regulations and any such non-compliance could harm our business.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt the Company’s operations and could have a material adverse impact on us.

The outbreak of pandemics and epidemics could materially and adversely affect the Company’s business, financial condition, and results of operations. If a pandemic occurs in areas in which we have material operations or sales, the Company’s business activities originating from affected areas, including sales, materials, and supply chain related activities, could be adversely affected. Disruptive activities could include the temporary closure of facilities used in the Company’s supply chain processes, restrictions on the export or shipment of products necessary to run the Company’s business, business closures in impacted areas, and restrictions on the Company’s employees’ or consultants’ ability to travel and to meet with customers, vendors or other business relationships. The extent to which a pandemic or other health outbreak impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of a virus and the actions to contain it or treat its impact, among others. Pandemics can also result in social, economic, and labor instability which may adversely impact the Company’s business.

If the Company’s employees or employees of any of the Company’s vendors, suppliers or customers become ill or are quarantined and in either or both events are therefore unable to work, the Company’s operations could be subject to disruption. The extent to which a pandemic affects the Company’s results will depend on future developments that are highly uncertain and cannot be predicted.

We face risks relating to public health conditions such as the COVID-19 pandemic, which could adversely affect the Company’s customers, business, and results of operations.

Our business and prospects could be materially adversely affected by the COVID-19 pandemic or recurrences of that or any other such disease in the future. Material adverse effects from COVID-19 and similar occurrences could result in numerous known and currently unknown ways including from quarantines and lockdowns which impair the Company’s business including marketing and sales efforts, supply chain, etc. Quarantines and lockdowns have prevented our employees and contractors from pursuing in-person marketing and product demonstrations and may continue to do so in the future. Quarantines and lockdowns may also affect the availability of employees for our manufacturing. Quantities and lockdowns have slowed deliveries of our suppliers and may continue to slow deliveries of our ingredients or packaging, or affect our ability to fulfill orders. If the Company purchases materials from suppliers in affected areas, the Company may not be able to procure such products in a timely manner. The effects of a pandemic can place travel restrictions on key personnel which could have a material impact on the business. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for the Company’s products and impair the Company’s business prospects including as a result of being unable to raise additional capital on acceptable terms to us, if at all.

Future product recalls or safety concerns could adversely impact our results of operations.

We may be required to recall certain of our products should they be mislabeled, contaminated, spoiled, tampered with or damaged. We also may become involved in lawsuits and legal proceedings if it is alleged that the consumption or use of any of our products causes injury, illness or death. A product recall or an adverse result in any such litigation could have an adverse effect on our business, depending on the costs of the recall, the destruction of product inventory, competitive reaction and consumer attitudes. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image. We also could be adversely affected if consumers in our principal markets lose confidence in the safety and quality of our products.

Evolving tax, environmental, food quality and safety or other regulations or failure to comply with existing licensing, labeling, trade, food quality and safety and other regulations and laws could have a material adverse effect on our consolidated financial condition.

Our activities or products, both in and outside of the United States, are subject to regulation by various federal, state, provincial and local laws, regulations and government agencies, including the FDA, U.S. Federal Trade Commission, the U.S. Departments of Agriculture, Commerce and Labor, as well as similar and other authorities outside of the United States, International Accords and Treaties and others, including voluntary regulation by other bodies. In addition, legal and regulatory systems in emerging and developing markets may be less developed, and less certain. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. The manufacturing, marketing and distribution of food products are subject to governmental regulation that control such matters as food quality and safety, ingredients, advertising, product or production requirements, labeling, import or export of our products or ingredients, relations with distributors and retailers, health and safety, the environment, and restrictions on the use of government programs to purchase certain of our products. We are also regulated with respect to matters such as licensing requirements, trade and pricing practices, tax, anticorruption standards, advertising and claims, and environmental matters. The need to comply with new, evolving or revised tax, environmental, food quality and safety, labeling or other laws or regulations, or new, or changed interpretations or enforcement of existing laws or regulations, may have an adverse effect on our business and results of operations. Further, if we are found to be out of compliance with applicable laws and regulations in these areas, we could be subject to civil remedies, including fines, injunctions, termination of necessary licenses or permits, or recalls, as well as potential criminal sanctions, any of which could have an adverse effect on our business. Even if regulatory review does not result in these types of determinations, it could potentially create negative publicity or perceptions which could harm our business or reputation.

From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights.

Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to the uncertainty of intellectual property litigation and could divert our management and key personnel from our business operations. A claim of intellectual property infringement could force us to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require us to redesign our products, which would be costly and time-consuming, and/or could subject us to an injunction against development and sale of certain of our products or services. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our products infringe on a third party’s proprietary rights. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of intellectual property infringement. In certain of our businesses, we rely on third party intellectual property licenses, and we cannot ensure that these licenses will be available to us in the future on favorable terms or at all.

Our business is substantially dependent upon awareness and market acceptance of our products and brand.

Our business depends on acceptance by both our end consumers as well as potential independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brand. Accordingly, any failure of our brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our business, operations and financial results.

Reductions in sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan.

The following factors, among others, could affect continued market acceptance and profitability of our products:

•	the introduction of competitive products;

•	changes in consumer preferences among non-alcoholic beverage products;

•	changes in consumer perception regarding the healthfulness of our products;

•	the level and effectiveness of our sales and marketing efforts;

•	any unfavorable publicity regarding non-alcoholic beverage products or similar products;

•	any unfavorable publicity regarding our brand;

•	litigation or threats of litigation with respect to our products;

•	the price of our products relative to other competing products;

•	price increases resulting from rising commodity costs;

•	any changes in government policies and practices related to our products, labeling and markets;

•	regulatory developments affecting the manufacturing, labeling, marketing or use of our products; and

•	new science or research that disputes the healthfulness of our products.

Adverse developments with respect to the sale of our products would significantly reduce our net sales and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Our future business, results of operations and financial condition may be adversely affected by reduced availability of our core ingredients.

Our ability to ensure a continuing supply of our core ingredients at competitive prices depends on many factors beyond our control, such as the number and size of farms that grow crops, poor harvests, changes in national and world economic conditions and our ability to forecast our ingredient requirements. The botanicals, teas, juices, juice concentrates, and other ingredients used in our products are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, hurricanes and pestilences. Adverse weather conditions and natural disasters can lower crop yields and reduce crop size and quality, which in turn could reduce the available supply of our core ingredients. If supplies of our core ingredients are reduced or there is greater demand for such ingredients, from us and others, we may not be able to obtain sufficient supply on favorable terms, or at all, which could impact our ability to supply products to distributors and retailers.

We currently depend exclusively on one location to manufacture all of our products.

The loss of this facility or the inability of this facility to manufacture or products and fulfill our orders would adversely affect our ability to make timely deliveries of our product and would have a material adverse effect on our business.

The ability to engage third-party distributors will affect our long-term financial results.

We plan seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many distributors are affiliated with and manufacture and/or distribute other beverage products. In many cases, such products compete directly with our products. The marketing efforts of our distributors will be important for our success. If we fail to attract distributors and/or our distributors do not market and promote our products above the products of our competitors, our future business, financial condition and results of operations could be adversely affected.

Failure by our transportation providers to deliver our products on time or at all could result in lost sales.

We currently rely upon third-party transportation providers for a significant portion of our product shipments. Our utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs. We may, from time to time, change third-party transportation providers, and we could therefore face logistical difficulties that could adversely affect deliveries. We may not be able to obtain terms as favorable as those we receive from the third-party transportation providers that we currently use or may incur additional costs, which in turn would increase our costs and thereby adversely affect our operating results.

Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of our business.

We purchase significant quantities of ingredients such as botanicals, juices, and juice concentrates. In addition, we purchase and use significant quantities of glass bottles to package our products. Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, weather conditions, natural or man-made disasters, consumer demand and changes in governmental trade and agricultural programs. As such, any material upward movement in raw materials pricing could negatively impact our margins, if we are not able to pass these costs on to our customers, or sales if we are forced to increase our prices, which would adversely affect our business, results of operations and financial condition.

The Company has indicated that it has engaged in certain transactions with related persons.

Please see the section of this Memorandum entitled “Transactions with Related Persons and Conflicts of Interest” for further details.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

We store sensitive data, including intellectual property, our proprietary business information and that of our suppliers and business partners, and personally identifiable information of our customers and employees, on our networks. The secure maintenance of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation, which could adversely affect our business.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, increased tax reporting and tax payment, and changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

The Company is owned by a small number of owners.

Prior to the conversion of the notes sold to investors in the Company’s recent Regulation CF offering, the Company’s current owners of 20% or more beneficially own 100.0% of the Company. Subject to any fiduciary duties owed to our other owners or investors under Oregon law, these owners may be able to exercise significant influence over matters requiring owner approval, including the election of directors or managers and approval of significant Company transactions, and will have significant control over the Company’s management and policies. Some of these persons may have interests that are different from those of investors. For example, these owners may support proposals and actions with which investors may disagree. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company. In addition, these owners could use their voting influence to maintain the Company’s existing management, delay or prevent changes in control of the Company, or support or reject other management or board proposals that are subject to owner approval.

In addition to the risks listed above, businesses are often subject to risks not foreseen or fully appreciated by the management. It is not possible to foresee all risks that may affect us. Moreover, the Company cannot predict whether the Company will successfully effectuate the Company’s current business plan.

BUSINESS

Description of the Business

For Bitter For Worse makes complex cocktails with love, not alcohol. We manufacture our bottled drinks with organic, fair-trade botanicals and market them primarily online to the growing ranks of the sober and sober-curious community, as well as anyone not drinking alcohol for any reason on any given occasion.

Business Plan

For Bitter For Worse non-alcoholic cocktails are “super natural” adult beverages—robust, complex, layered cocktails free from alcohol, added “natural” or artificial flavors, preservatives, or sketchy hidden additives. Rather than refined sugar or lab-made sugar alcohols, we use 100% pure, non GMO monk fruit and organic fruit juice or organic maple syrup for sweetness. A truly inclusive beverage, For Bitter For Worse offers adults who are moderating or abstaining from alcohol (for whatever reason) a celebratory, sophisticated option.

In addition to our primary sales channel, forbitterforworse.com, For Bitter For Worse is available at online and brick & mortar bottle shops, regional grocers, and in specialty shops nationwide. We intend to increase our production capacity, and we’ll work to expand our presence in retail outlets, with initial emphasis on the West Coast, aggressively pursue larger grocery accounts, and work toward national and international distribution. As the hospitality industry recovers from the COVID-19 pandemic, we aim to develop on-premises sales with select restaurants and bars.

History of the Business

The Company’s Products and/or Services

Product / Service	Description	Current Market
Eva’s Spritz	Sparkling non-alcoholic aperitif, made with over a dozen botanicals. Sold in 750 ml sharing format, and individual 6oz servings.	Direct to consumer through company website, third-party sellers, wholesale to online and brick & mortar specialty, grocery, and bottle shops.

The Saskatoon	Herbaceous, botanical non-alcoholic drink suited for meal pairings, flavor profile similar to red wine. Sold in 750 ml sharing format, and individual 6oz servings.	Direct to consumer through company website, third-party sellers, wholesale to online and brick & mortar specialty, grocery, and bottle shops.

Smoky No. 56	Potent non-alcoholic cocktail made with smoked tea and botanicals. Sold in 750 ml sharing format, and individual 6oz servings.	Direct to consumer through company website, third-party sellers, wholesale to online and brick & mortar specialty, grocery, and bottle shops.

The six-ounce bottles are primarily sold in a sampler pack trio. During summer 2021 we launched a monthly subscription service, as well as limited-edition drink kits featuring one six-ounce bottle, barware, and cocktail recipes.

New Product Roadmap:

•	Eva’s spritz in single-serve can (Spring to Summer 2022)

•	New release canned sparkling varietal (Spring to Summer 2022)

We sell primarily direct to consumer, through our own website. We also sell wholesale to online bottle shops, specialty retail brick and mortar stores, and Oregon grocers. We self-distribute nationally through a drop ship platform (Faire.com). Expansion into bars and restaurants is planned once the hospitality industry stabilizes from the effects of the COVID-19 pandemic and related government restrictions.

Competition

For Bitter For Worse operates in a competitive and rapidly changing global marketplace and competes with a variety of organizations which offer similar products. Competitors include companies such as Curious Elixirs, Mingle, Drink Ghia, Lyre’s, and Seedlip.

Customer Base

Our target customers are affluent adults with sophisticated palates who are either reducing their alcohol consumption or abstaining from alcohol altogether. The majority of our customers are women in urban markets, ages 25-55, although we have customers throughout the United States (besides Alaska and Hawaii) who range in age from early 20s to 84.

Intellectual Property

Patents

Application or Registration#	Title of Invention	Filing Date	Issue Date	Country
63/223,022	Process for creating low alcohol and nonalcoholic beverages through distillation	July 18, 2021	Pending	US

Trademarks

Application or Registration#	Goods / Services	Mark	File Date	Registration Date	Country
6076038	IC 032. US 045 046 048. G&S: Syrups for beverages; Non-alcoholic cocktail bases; Non-alcoholic cocktail mixes	For Bitter For Worse	April 2, 2019	June 9, 2020	US

88570877	IC 032. US **. G&S: Non-alcoholic cocktails; Non-alcoholic cocktail bases.	Reverse Bootlegging	August 8, 2019	Pending	US

Governmental/Regulatory Approval and Compliance

The Company is dependent on the following regulatory approvals:

Line of Business	Government Agency	Type of Approval	Application Date	Grant Date
Beverage Manufacturing	US FDA	Food Canning Establishment Registration	December 19, 2019	December 19, 2019

Beverage Manufacturing	Oregon Department of Agriculture	Food Processing Establishment	January 7, 2020	January 7, 2020

Our business has been and will continue to be subject to the FDA and various other U.S. laws and regulations. Failure to comply with these laws and regulations could subject us to administrative and legal proceedings and actions by these various governmental bodies.

Litigation

There are no existing legal suits pending, or to the Company’s knowledge, threatened, against the Company.

Other

The Company’s principal address is 835 N Simpson, Portland, OR 97217.

The Company conducts business in Oregon.

MANAGERS, MEMBERS AND EMPLOYEES

Managers & Members

The managers, members, and employees of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years and their educational background and qualifications.

Name

Mischelle (“Shelley”) Elkovich

All positions and offices held with the Company and date such position(s) was held with start and ending dates

Co-founder and Majority Managing Member, December 2018 to present.

Principal occupation and employment responsibilities during at least the last three (3) years with start and ending dates

Shelley Elkovich is a co-founder of For Bitter For Worse and the Company’s Majority Managing Member. She is responsible for the Company’s strategic direction and corporate affairs, which include the duties of chief executive and marketing officers. She holds a Bachelor of Arts in English Language and Literature from Wellesley College and a Master of Fine Arts from the Vermont College of Fine Arts.

Other experience includes:

Prior to For Bitter For Worse, Shelley was a community organizer and activist. She held a board seat for the non-profit Klamath Siskiyou Wildlands in southern Oregon for 13 years. She was also board president for five years. Shelley oversaw the organization’s donor program and was the lead coordinator for fundraising and auction events. She also participated and aided in the merger and absorption of another smaller non-profit. Shelley was also an author and writer from 2014 to 2018 while she was in grad school studying for her MFA. Her fiction works have been published in the print literary journal The Flexible Persona, the Dr. TJ Eckleburg Review, and Ellipsis Zine.

Name

Jeffrey (“Jeff”) Heglie

All positions and offices held with the Company and date such position(s) was held with start and ending dates

Co-founder and Managing Member, December 2018 to present.

Principal occupation and employment responsibilities during at least the last three (3) years with start and ending dates

Jeff Heglie is a co-founder of For Bitter For Worse and one of the Company’s Managing Members. He is responsible for the Company’s administrative affairs, which include the duties of financial and operational officers. He holds a bachelor’s degree in Geophysics from the Massachusetts Institute of Technology and holds graduate degrees from the University of California, Berkley and the University of Nevada, Reno.

Other experience includes:

Senior Project Manager, Acton Mickelson Environmental. 1993 to 2018

Jeff served as a Senior Project Manager, Lead Hydrogeologist, and Lead Technical Investigator for Acton Mickelson Environmental Consulting for 25 years. He managed groundwater investigation and remediation projects, and environmental investigation and remediation of hazardous waste in previously developed or contaminated brownfield areas. He routinely interfaced with clients and managed project portfolios with up to $4.5 million in annual billings.

Indemnification

Indemnification is authorized by the Company to its directors, officers or controlling persons acting in their professional capacity pursuant to Oregon law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Employees

The Company currently has two employees located in Oregon.

CAPITALIZATION AND OWNERSHIP

Capitalization through an Exempt Offering

As of December 31, 2021, the Company has issued the following outstanding Securities pursuant to Regulation CF:

Date of Offering	September 16, 2021

Offering Exemption Relied Upon	Section 4(a)(6) of the Securities Act (15 U.S.C. 77d(a)(6)).

Type of Securities	Crowd Notes

Amount raised	$172,937.00

Valuation Cap	The Valuation Cap is $3,000,000.00 for the aggregate amount of Crowd Notes first raised up to and including $175,000 by the Company and $4,000,000.00 for the aggregate amount of Crowd Notes raised by the Company over $175,000 thereafter.

Discount	20%

Conversion	In connection with equity financing of at least $1,000,000, the Company has the option to convert the Crowd Note into preferred ownership interests at a price based on the lower of (A) a 20% discount to the price per preferred ownership interest for preferred ownership interest by investors in the qualified equity financing or (B) the price per preferred ownership interest paid on a $3,000,000 or $4,000,000 valuation cap.

Distributions	N/A

Consent Rights	Please see “Risks Related to the Securities” in the Company’s Form C filing, dated September 16, 2021, for additional discussion on potential risks.

Voting Rights, Member or Shareholders Agreement and Anti-Dilution Rights

The Crowd Notes do not have any voting rights. Further, upon conversion of the Crowd Notes into Conversion Interests (defined in the Crowd Note), shadow series members shall grant their vote on any matter that is submitted to a vote or for the consent of the members of the Company (except for on matters required by law) by irrevocable proxy. The Company does not have any member or equity holder agreements in place.

The Securities do not have anti-dilution rights.

Ownership Interests

With respect to any investor who purchased at least $25,000.00 of convertible notes in the Company’s recent offering (a “Major Investor”), the specified event upon which the Crowd Notes would convert into ownership interests of the Company is (i) a Qualified Equity Financing (defined in the Crowd Note), or (ii) a Corporate Transaction (defined in the Crowd Note), if instead of receiving two times (2X) the outstanding principal of your Crowd Note, your Crowd Note is converted immediately prior to the closing of the Corporate Transaction.

If you are not a Major Investor, then the Crowd Notes will only convert into ownership interests of the Company upon the earlier of (i) the Company’s election to convert your Crowd Notes, including upon a Qualified Equity Financing, or (ii) a Corporate Transaction, if instead of receiving two times (2X) the outstanding principal of your Crowd Notes, your Crowd Notes are converted immediately prior to the closing of the Corporate Transaction.

Please see “Crowd Note” attached as Exhibit B for additional discussion on the conversion of the Crowd Notes to conversion interest.

Risk Relating to Minority Ownership and Future Corporate Actions	Please see “Risks Related to the Securities” in the Company’s Form C filing, dated September 16, 2021, for additional discussion on potential risks.

Ownership

As of December 31, 2021, below are the beneficial owners of 20% percent or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, are listed along with the amount they own:

Name	Percentage Owned Prior to Offering
Mischelle Elkovich	52.0%
Jeffrey Heglie	48.0%

Excluding recent sales of convertible notes pursuant to the Company’s Regulation CF offering, the Company has the following debt outstanding:

Type of debt	Bank loan

Name of creditor	Shopify Capital

Amount outstanding	$6,682[1] (December 31, 2021)

Interest rate and payment schedule	10% interest is incorporated into the principal in lieu of interest with a repayment schedule of 14% of monthly revenues through sales purchased through the Shopify platform.

Amortization schedule	Variable, remittance set at 14% of sales on Shopify platform.

Describe any collateral or security	Sales through Shopify platform.

Maturity date	March 25, 2022[2]

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

The Company has been self-funded to date, with the exception of commercial loans. Revenue generation began, in earnest, when the Company’s products hit store shelves in January 2020. The Company recorded net operating losses of $62,483, $77,030.10 and $108,600.76 for 2019, 2020, and 2021, respectively. Management’s plans, intended to mitigate continued operating losses, include plans to raise funds to continue operations through Regulation CF.

The Company does not expect to achieve profitability in the next 12 months and intends to focus on the following goals: 1) increasing sales and annual run rate; and 2) expanding its presence in retail outlets, with an emphasis on the West Coast. The Company believes reaching these goals can be achieved by 1) adding equipment to its new dedicated manufacturing facility to increase production, meet demand, and to gain efficiencies; 2) completing a re-branding including the creation of new product labels; and 3) piloting a new line of product packaging in single-serving cans.

Liquidity and Capital Resources

On September 16, 2021, the Company conducted an offering pursuant to Regulation CF and raised $172,937.00. As of December 31, 2021, the Company had $143,639.54 in cash on hand which will be augmented by the Offering proceeds and used to execute our business strategy. The Company does not have any additional sources of capital other than the proceeds from the Offering.

[1]	The original loan balance was $25,300.00 on March 27, 2021, of which $6,682.19 was outstanding as of December 31, 2021.
[2]	This maturity date is merely an estimate as it is variable and subject to the rate of projected sales of the Company.

Use of Proceeds

As of December 31, 2021, $133,122.90 of the funds raised pursuant to Regulation CF had been disbursed to the Company. The majority of these funds remained as cash on hand as of December 31, 2021 (total cash on hand $143,639.54). Of the funds raised and disbursed to the Company, $9,700.00 was spent on general marketing and $556.58 was spend on equipment purchases.

Capital Expenditures and Other Obligations

The Company does not intend to make any material capital expenditures in the future.

Material Changes, Trends and Other Information

The financial statements are an important part of this Form C-AR and should be reviewed in their entirety. The financial statements of the Company are attached hereto as Exhibit A.

Restrictions on Transfer

Any Securities sold pursuant to Regulation CF being offered may not be transferred by any Purchaser of such Securities during the one-year holding period beginning when the Securities were issued, unless such Securities are transferred: i) to the Company, ii) to an accredited investor, as defined by Rule 501(d) of Regulation D promulgated under the Securities Act, iii) as part of an IPO or iv) to a member of the family of the Investor or the equivalent, to a trust controlled by the Purchaser, to a trust created for the benefit of a member of the family of the Investor or the equivalent, or in connection with the death or divorce of the Investor or other similar circumstances. “Member of the family” as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother / father / daughter / son / sister / brother-in-law and includes adoptive relationships. Remember that although you may legally be able to transfer the Securities, you may not be able to find another party willing to purchase them.

In addition to the foregoing restrictions, prior to making any transfer of the Securities or any Securities into which they are convertible, such transferring Purchaser must either make such transfer pursuant to an effective registration statement filed with the SEC or provide the Company with an opinion of counsel stating that a registration statement is not necessary to effect such transfer.

Additional Transfer Restrictions

The Purchaser may not transfer the Securities or any Securities into which they are convertible to any of the Company’s competitors, as determined by the Company in good faith.

IPO Lock Up

Upon the event of an IPO, the capital stock into which the Securities are converted will be subject to a lock-up period and may not be sold for up to 180 days following such IPO.

Other Material Terms

The Company does not have the right to repurchase the Crowd Notes.

TAX MATTERS

EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS OR HER OWN TAX AND ERISA ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO THE INVESTOR OF THE PURCHASE, OWNERSHIP AND SALE OF THE INVESTOR’S SECURITIES, AS WELL AS POSSIBLE CHANGES IN THE TAX LAWS.

TO ENSURE COMPLIANCE WITH THE REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT ANY TAX STATEMENT IN THIS FORM C-AR CONCERNING UNITED STATES FEDERAL TAXES IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY TAX-RELATED PENALTIES UNDER THE UNITED STATES INTERNAL REVENUE CODE. ANY TAX STATEMENT HEREIN CONCERNING UNITED STATES FEDERAL TAXES WAS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS TO WHICH THE STATEMENT RELATES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

POTENTIAL INVESTORS WHO ARE NOT UNITED STATES RESIDENTS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX IMPLICATIONS OF ANY INVESTMENT IN THE COMPANY, AS WELL AS THE TAXATION OF SUCH INVESTMENT BY THEIR COUNTRY OF RESIDENCE. FURTHERMORE, IT SHOULD BE ANTICIPATED THAT DISTRIBUTIONS FROM THE COMPANY TO SUCH FOREIGN INVESTORS MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX.

EACH POTENTIAL INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE POSSIBLE IMPACT OF STATE TAXES.

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

Related Person Transactions

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

The Company has the following transactions with related persons:

Property, Goods or Services

Related Person/Entity	Aubyn Heglie

Relationship to the Company	Founders’ daughter

Total amount of money involved	$6,902.50

Benefits or compensation received by related person	Payment for services rendered at current billing rate of $22 per hour. Total $2,194.50 for March through December 2021.

Benefits or compensation received by Company	Marketing services as detailed below

Description of the transaction	Purchased services. Contract work for creating social media and CRM, content (image/ video/ text) for Instagram/ Facebook and email campaigns. Contract work for producing tasting events in New York City.

Conflicts of Interest

To the best of our knowledge the Company has not engaged in any transactions or relationships, which may give rise to a conflict of interest with the Company, its operations or its security holders.

OTHER INFORMATION

Bad Actor Disclosure

The Company is not subject to any Bad Actor Disqualifications under any relevant U.S. securities laws.

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

/s/Mischelle Elkovich
(Signature)

Mischelle Elkovich
(Name)

Co-founder and Majority Managing Member
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/Mischelle Elkovich
(Signature)

Mischelle Elkovich
(Name)

Co-founder and Majority Managing Member
(Title)

April 29, 2022
(Date)

/s/Jeffrey Heglie
(Signature)

Jeffrey Heglie
(Name)

Co-founder and Managing Member
(Title)

April 29 2022
(Date)

I, Mischelle Elkovich, being the founder of Heglovich LLC, an Oregon limited liability company (the “Company”), hereby certify as of the date hereof that:

(i) the accompanying unaudited financial statements of the Company, which comprise the balance sheet as of December 31, 2020 and December 31, 2021, and the related statements of income (deficit), stockholder’s equity and cash flows for the years ended December 31, 2020 and December 31, 2021, and the related noted to said financial statements (collectively, the “Company Financial Statements”), are true and complete in all material respects; and

(ii) the tax return information of the Company included in this Form reflects accurately the information reported on the tax return for the Company filed for the fiscal year ended December 31, 2021.

/s/Mischelle Elkovich
(Signature)

Mischelle Elkovich
(Name)

Co-founder and Majority Managing Member
(Title)

April 29, 2022
(Date)

EXHIBITS

Exhibit	A Financial Statements

Exhibit	B Crowd Note

EXHIBIT A

Financial Statements

Balance Sheet

For Bitter For Worse

As of December 31, 2021

Accrual Basis

	DEC 31, 2021	DEC 31, 2020
Assets
Current Assets
Cash and Cash Equivalents
1110 - Beneficial Checking	139,835.98	6,807.43
1120 - Rogue FCU Checking	474.13	510.21
1130 - USD PayPal	2,623.51	2,712.85
1150 - Petty Cash	624.63	6.01
SQ-00000 - Square Balance	81.29	—

Total Cash and Cash Equivalents	143,639.54	10,036.50
1200 - Accounts Receivable	11,379.28	10,629.74
1400 - Inventory	37,140.30	10,421.89
1450 - Work In Progress	—	4,410.00

Total Current Assets	192,159.12	35,498.13
Fixed Assets
1500 - Production Equipment	16,146.67	13,506.67
1510 - Accumulated Depreciation-Production	(2,537.25)	(387.76)
1550 - Tenant Improvements	55,430.99	—
1560 - Accumulated Depreciation - Tenant Improvements	(923.85)	—

Total Fixed Assets	68,116.56	13,118.91
Long Term Assets
1700 - Website - Intangible	34,893.00	20,055.00
1725 - Loan Fees	7,923.50	—
1750 - Accumulated Amortization	(17,737.34)	(9,218.78)
1780 - Security Deposit	3,396.00	—

Total Long Term Assets	28,475.16	10,836.22

Total Assets	288,750.84	59,453.26
Liabilities and Equity
Liabilities
Current Liabilities
2000 - Accounts Payable	4,525.70	7,831.05

Total Current Liabilities	4,525.70	7,831.05
Long Term Liabilities
2800 - Shareholder Loan	3,793.82	—
2900 - Loan - Shopify Capital	6,682.19	—

Total Long Term Liabilities	10,476.01	—

Total Liabilities	15,001.71	7,831.05
Equity
3000 - Members Equity	385,034.50	191,634.50
3010 - Investor Equity Microventures	133,122.90	—
3200 - Retained Earnings	(135,807.51)	(62,982.19)
Current Year Earnings	(108,600.76)	(77,030.10)

Total Equity	273,749.13	51,622.21

Total Liabilities and Equity	288,750.84	59,453.26

Balance Sheet  |  For Bitter For Worse

Income Statement (Profit and Loss)

For Bitter For Worse

For the year ended December 31, 2021

Accrual Basis

	2021	2020
Income
4110 - Sales Retail, Self-Distribute	110,402.76	27,711.96
4130 - Sales On Premise, Self-Distribute	887.94	258.66
4160 - Sales E-commerce	180,936.34	69,031.11
4180 - Sales Event and Direct Sales	7,860.28	1,263.89
4200 - Sales Other Items	375.00	—

Total Income	300,462.32	98,265.62
Cost of Goods Sold
5000 - Cost of Goods Sold	1,351.70	1,333.69
5120 - COGS Ingredients	32,487.30	12,813.66
5130 - COGS Supplies	1,066.59	1,530.22
5140 - COGS Packaging	51,571.94	24,362.66
5150 - COGS Freight and Shipping	4,443.09	1,659.30
5160 - COGS Labor	7,323.83	873.00
5310 - Direct Cost of Sales - Merchant Fees & Commissions	9,051.81	2,385.15
5350 - Direct Cost of Sales - Fulfillment Shipping	62,270.60	17,961.49
5360 - Direct Cost of Sales - Fulfillment Labor	5,932.70	226.00
5390 - COGS Inventory Adjustment	(22,308.41)	(14,831.89)

Total Cost of Goods Sold	153,191.15	48,313.28
Gross Profit	147,271.17	49,952.34
Operating Expenses
6000 - Marketing and Sales (M&S)	6,339.73	2,170.26
6210 - M&S Professional Fees	69,518.50	35,521.00
6220 - M&S Photo, Video, Design	6,989.59	11,744.42
6400 - M&S Advertising	67,419.49	7,585.20
6500 - M&S Contractor Fees	—	1,610.00
6600 - M&S Marketing Events	2,638.13	5,322.82
6700 - M&S Samples	3,516.02	74.95
6810 - M&S Meals 50%	167.20	411.31
6820 - M&S Travel Expense	1.80	428.43
7000 - OpEx Depreciation	2,149.49	387.76
7010 - Opex Depreciation - Tenant Improvements	923.85	—
7100 - OpEx Equipment Rental	1,722.36	680.31
7200 - OpEx Equipment Purchases	6,952.83	13,041.34
7600 - OpEx Rent and NNN	42,034.24	19,220.80
7640 - OpEx Repairs and Maintenance	253.25	—
7700 - OpEx Utilities	2,618.47	—
8020 - Automobile Expenses	860.43	4,037.23
8030 - Bank Service Charges	461.10	388.99
8040 - Business Licenses and Permits	1,228.00	955.00
8050 - Computer, Internet, and Telephone	4,858.18	2,342.76
8060 - Continuing Education	105.00	1,666.75
8080 - Dues & Subscriptions	562.23	210.89
8100 - Insurance Expense	2,493.80	615.80
8120 - Janitorial Expenses	294.74	38.24
8130 - Meals 50% - G&A	507.66	921.67
8140 - Miscellaneous Expenses	1,940.53	1,544.95
8150 - Office Expenses and Printing	2,201.86	1,578.07
8200 - Payroll Expenses	1,618.30	—
8210 - Payroll Wages and Salaries	3,925.93	—
8220 - Payroll Taxes	5,817.45	—
8310 - Postage and Delivery	227.45	408.96
8320 - Professional Fees	9,069.50	2,746.00
8340 - Repairs and Maintenance G&A	136.43	9.99
8380 - Research and Development	548.57	1,131.01
8410 - Taxes Local	130.81	—
8420 - Taxes - State	309.89	150.00
8510 - Travel	1,967.58	—
8530 - Charity Donations Monetary	276.20	818.75
8540 - Charity Donations In-Kind	312.00	—
8700 - Amortization Expense	12,723.34	9,218.78

Total Operating Expenses	265,821.93	126,982.44
Operating Income	(118,550.76)	(77,030.10)
Other Income / (Expense)
4900 - Other Income - COVID Relief Grant	9,950.00	—

Total Other Income / (Expense)	9,950.00	—

Net Income	(108,600.76)	(77,030.10)

Income Statement (Profit and Loss)  |  For Bitter For Worse

Statement of Cash Flows

For Bitter For Worse

For the year ended December 31, 2021

	2021	2020
Operating Activities
Receipts from customers	298,212.78	89,135.88
Payments to suppliers and employees	(420,818.43)	(171,558.49)
Cash receipts from other operating activities	9,950.00	—
Net Cash Flows from Operating Activities	(112,655.65)	(82,422.61)
Investing Activities
Proceeds from sale of property, plant and equipment	3,073.34	387.76
Payment for property, plant and equipment	(58,070.99)	(13,506.67)
Other cash items from investing activities	(39,947.35)	(25,668.11)
Net Cash Flows from Investing Activities	(94,945.00)	(38,787.02)
Financing Activities
Other cash items from financing activities	341,203.69	127,938.45
Net Cash Flows from Financing Activities	341,203.69	127,938.45
Net Cash Flows	133,603.04	6,728.82
Cash and Cash Equivalents
Cash and cash equivalents at beginning of period	10,036.50	3,307.68
Net cash flows	133,603.04	6,728.82
Cash and cash equivalents at end of period	143,639.54	10,036.50
Net change in cash for period	133,603.04	6,728.82

Statement of Cash Flows  |  For Bitter For Worse

Exhibit B

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT. FOR ONE YEAR FROM THE DATE OF THIS INSTRUMENT, SECURITIES SOLD IN RELIANCE ON REGULATION CROWDFUNDING UNDER THE ACT MAY ONLY BE TRANSFERRED TO THE COMPANY, TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE ACT, AS PART OF AN OFFERING REGISTERED UNDER THE SECURITIES ACT WITH THE SEC, OR TO A MEMBER OF INVESTOR’S FAMILY OR THE EQUIVALENT , TO A TRUST CONTROLLED BY THE INVESTOR, TO A TRUST CREATED FOR THE BENEFIT OF A MEMBER OF THE FAMILY OF THE INVESTOR OR EQUIVALENT , OR IN CONNECTION WITH THE DEATH OR DIVORCE OF THE INVESTOR OR OTHER SIMILAR CIRCUMSTANCE. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON THE MERITS OF THIS OFFERING OR THE ADEQUACY OR ACCURACY OF THE SUBSCRIPTION AGREEMENT OR ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO INVESTOR IN CONNECTION WITH THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Heglovich LLC (dba For Bitter For Worse)

CROWD NOTE

FOR VALUE RECEIVED, Heglovich LLC (dba For Bitter For Worse), an Oregon limited liability company (the “Company’’), hereby promises to pay to each investor (the “Investor”) who is recorded in MicroVenture Marketplace, Inc., (the “Platform”) records as having subscribed to this security (the “Crowd Note”) the principal sum of his/her subscription (the “Purchase Price”) unless converted into equity securities pursuant to Section 2.

The “Valuation Cap” is $4,000,000.00 for any amounts raised by the Company on the Platform of over $150,000.

The “Discount” is 20.00%.

The “Offering End Deadline” is February 14, 2022.

1.    Definitions.

a.	“Conversion Interests” shall mean with respect to a conversion pursuant to Section 2, of the Company’s preferred ownership interests issued in the Qualified Equity Financing.

b.

“Conversion Price” with respect to a conversion pursuant to Section 2 shall equal the lower of (A) the product of (l) one minus any applicable Discount and (2) the price paid per interest for preferred ownership interests by the investors in the Qualified Equity Financing or (B) the quotient resulting from dividing (l) the Valuation Cap by (2) the Fully-Diluted Capitalization immediately prior to the closing of the Qualified Equity Financing.

c.	“Corporate Transaction” shall mean:

i.	the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets,

ii.

the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of ownership interests of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the ownership interests of the Company or the surviving or acquiring entity),

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iii.

the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting ownership interests of the Company (or the surviving or acquiring entity), or

iv.

the IPO, liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

d.

“Corporate Transaction Payment” shall mean an amount equal to two times (2X) the Purchase Price. If there are not enough funds to pay the Investors in full, then proceeds from the respective transaction will be distributed with equal priority and pro rata among Investors in proportion to their Purchase Price.

e.	“Date of Issuance” shall mean the date upon which the Investor subscription is recorded in the Platform’s records as having been accepted by the Company at the date of closing.

f.

“Fully-Diluted Capitalization” shall mean the number of outstanding preferred ownership interests of the Company on a fully-diluted basis, including (i) conversion or exercise of all securities convertible into or exercisable for preferred ownership interests, (ii) exercise of all outstanding options and warrants to purchase preferred ownership interests and, in the case of Section 1(b), and (iii) the units reserved or authorized for issuance under the Company’s existing option plan or any option plan created or increased in connection with such transaction; but excluding, for this purpose, the conversion contemplated by the applicable provision of Section 2.

g.

“Irrevocable Proxy” shall mean the agreement appointing the Platform or an affiliate of the Platform as the sole and exclusive attorney and proxy of the Investor, with full power of substitution and re-substitution, to vote and exercise all voting and related rights with respect to all of the securities of the Company that now are or hereafter may be beneficially owned by Investor.

h.	“Major Investor” shall mean any Investor in a Crowd Note in which the Purchase Price is equal to or greater than $25,000.

i.	“Maximum Raise Amount” shall mean $400,000.00 under Regulation CF.

j.	“Outstanding Principal” shall mean the total of the Purchase Price

k.

“Qualified Equity Financing” shall mean the first sale (or series of related sales) by the Company of its preferred ownership interests following the Date of issuance from which the Company receives gross proceeds of not less than $1,000,000 (excluding the aggregate amount of securities converted into preferred ownership interests in connection with such sale or series of related sales).

l.

“Shadow Series” shall mean a series of the Company’s preferred ownership interests. that is identical in all respects to the preferred ownership interests issued in the Qualified Equity Financing (e.g., if the Company sells Series A Preferred Ownership Interests in the

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Qualified Equity Financing, the Shadow Series would be Series A-1 Preferred Ownership Interests), except that the liquidation preference per interest of the Shadow Series shall equal the Conversion Price (as determined pursuant to Section 2) and the following additional differences:

i.	Shadow Series members shall grant their vote on any matter that is submitted to a vote or for the consent of the members of the Company (except for on matters required bylaw) by irrevocable proxy ;and

ii.

Shadow Series members shall receive quarterly business updates from the Company through the Platform but will have no additional information or inspection rights (except with respect to such rights which are required by law).

m.	“Target CF Minimum” shall mean $25,000.00 raised via Regulation CF.

2.    Conversion of the Crowd Note.

a.	Qualified Equity Financing. Upon the occurrence of a Qualified Equity Financing the Crowd Note will convert into Conversion Interests pursuant to the following:

i.	If the Investor is not a Major Investor, the Crowd Note will convert into Conversion Interests upon the earlier of (A) the Company’s election or (B) a Corporate Transaction.

ii.	If the Investor is a Major Investor, the Company will convert the Crowd Note into Conversion Interests prior to the closing of the Qualified Equity Financing.

b.	Conversion Mechanics. Company shall convert the Crowd Note into Conversion Interests equal to the quotient obtained by dividing the Outstanding Principal by the Conversion Price.

i.

The issuance of Conversion Interests pursuant to the conversion of this Crowd Note shall be upon and subject to the same terms and conditions applicable to the ownership interests sold in the Qualified Equity Financing; provided, however, that if the Investor is not a Major Investor, the Investor shall receive interests of a Shadow Series with certain limited rights.

c.	Corporate Transaction. In the event of a Corporate Transaction, the Company shall notify the Investor in writing of the terms of the Corporate Transaction.

i.	If the Corporate Transaction occurs prior to a Qualified Equity Financing, the Investor shall receive the higher value received by either:

A.

Converting to preferred ownership interests. Immediately prior to the closing of the Corporate Transaction, such Investor’s Crowd Note shall be converted into that number of preferred ownership interests of the Company equal to the quotient obtained by dividing (1) the product of the Outstanding Principal and the Fully-Diluted Capitalization immediately prior to the closing of the Corporate Transaction by (2) the Valuation Cap; or

B.	Obtaining the Corporate Transaction Payment.

ii.	If the Corporate Transaction occurs after a Qualified Equity Financing the Company shall convert this Crowd Note into Conversion Interests pursuant to Section 2 (a).

d.

Mechanics of Conversion. As promptly as practicable after the conversion of this Crowd Note, the Company at its expense will issue and deliver to the Investor, upon surrender of this Crowd Note, the respective number of Conversion Interests.

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e.

Note Completion. This Crowd Note will terminate upon the earlier of: (i) a conversion of the entire Purchase Price under this Crowd Note into Conversion Interests; or (ii) the payment of amounts due to the Investor pursuant to Section 2(c).

3.    Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Investor that:

a.

Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b.

Authorization. Except for the authorization and issuance of the Conversion Interests issuable in connection with a Qualified Equity Financing or a Corporate Transaction, all corporate action has been taken on the part of the Company, its officers, directors and members necessary for the authorization, execution and delivery of this Crowd Note. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Crowd Note the valid and enforceable obligations they purport to be, and this Crowd Note, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

c.

Offering. Subject in part to the truth and accuracy of the Investor’s representations set forth herein, the offer, sale and issuance of this Crowd Note are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

d.

Compliance with Other Instruments. The execution, delivery and performance of this Crowd Note, and the consummation of the transactions contemplated hereby, will not constitute or result in a default, violation, conflict or breach in any material respect of any provision of the Company’s current Articles of Organization or Operating Agreement, or in any material respect of any instrument, judgment, order, writ, decree, privacy policy or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company.

e.

Valid Issuance of Equity. The Conversion Interests , when issued, sold and delivered upon conversion of this Crowd Note, will be duly authorized and validly issued, folly paid and nonassessable, will be free of restrictions on transfer other than restrictions on transfer set forth herein and pursuant to applicable state and federal securities laws and, based in part upon the truth and accuracy of the representations and warranties of the Investor herein, will be issued in compliance with all applicable federal and state securities laws.

f.

Intellectual Property. To its knowledge, the Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of its business as now conducted and as presently proposed to be conducted without any known conflict with, or infringement o the rights of others. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights , trade secrets, mask works or other proprietary rights or processes of any other person.

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g.

Litigation. To the Company’s knowledge, there is no private or governmental action, suit, proceeding , claim, arbitration or investigation pending before any agency, court or tribunal , foreign or domestic, or threatened against the Company or any of its properties or any of its officers or managers (in their capacities as such). There is no judgment , decree or order against the Company, or, to the knowledge of the Company, any of its directors or managers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Crowd Note, or that could reasonably be expected to have a material adverse effect on the Company.

4.    Representations and Warranties of the Investor. In connection with the transactions provided for herein, the Investor hereby represents and warrants to the Company that:

a.

Authorization. This Crowd Note constitutes Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

b.

Purchase Entirely for Own Account. Investor acknowledges that this Crowd Note is issued to Investor in reliance upon Investor’s representation to the Company that the Crowd Note will be acquired for investment for Investor’s own account and not with a view to, or for resale in connection with, any distribution of this Crowd Note or any underlying securities.

c.

Required Information . The Investor acknowledges that they have received all the information necessary or appropriate for deciding whether to invest in this Crowd Note, and the Investor represents that the Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this instrument and the underlying securities and to obtain any additional information necessary to verify the accuracy of the information provided.

d.

Reliance on Advice. The Investor acknowledges that they are not relying on the advice or recommendations of the Company or MicroVenture Marketplace Inc., or the affiliates of either, and the Investor has made his, her or its own independent decision that an investment in this instrument and the underlying securities is suitable and appropriate.

e.

Federal or State Agencies. The Investor acknowledges that no federal or state agency has passed upon the merits or risks of an investment in this instrument and the underlying securities or made any finding or determination concerning the fairness or advisability of this investment.

f.	Voting and Inspection Rights. The Investor acknowledges that if they are not a Major Investor they shall have limited voting, information and inspection rights.

g.

No Public Market. The Investor acknowledges that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for this instrument and the securities to be acquired by the Investor hereunder.

5.    Miscellaneous.

a.	Security. This Crowd Note is a general unsecured obligation of the Company.

b.

Special Purpose Vehicle. The Investor agrees to take any and all actions determined in good faith by the Company’s managing members to be advisable to reorganize this instrument and any Conversion Interests issued pursuant to the terms of this instrument into a special purpose vehicle or other entity designed to aggregate the interests of holders of Crowd Notes.

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c.

Successors and Assigns. The terms and conditions of this Crowd Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided , however, that the Company may not assign its obligations under this Crowd Note without the prior written consent of the Investor.

d.

Governing Law. This Crowd Note shall be governed by and construed under the laws of Oregon as applied to other instruments made by Oregon residents to be performed entirely within the state of Oregon regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

e.

Notices. All notices and other communications given or made pursuant to this Crowd Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested , postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

f.

Financing Agreements. The Investor understands and agrees that the conversion of the Crowd Note into Conversion Interests may require the Investor’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities. The Investor agrees to execute all such agreements in connection with the conversion so long as the issuance of Conversion Interests issued pursuant to the conversion of this Crowd Note are subject to the same terms and conditions applicable to the preferred ownership interests sold in the Qualified Equity Financing (or the Shadow Series).

g.

Severability. If one or more provisions of this Crowd Note are held to be unenforceable under applicable law, such provision shall be excluded from this Crowd Note and the balance of the Crowd Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

h.

Transfer of a Crowd Note. Subject to (i) the prior written approval of the Company, which may be given or withheld in the Company’s sole discretion and (ii) to compliance with applicable federal and state securities laws (including the restrictions described in the legends to this Crowd Note), this Crowd Note and all rights hereunder are transferable in whole or in part by the Investor to any person or entity upon written notice to the Company.

i.

Closing Procedures. Investor funds can be released to the Company if (i) the Target CF Minimum is reached on or before the Offering Deadline; or (ii) the Company conducts an intermediate close, subject to certain terms and conditions.

j.

Entire Agreement; Amendments and Waivers. This Crowd Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. The Company’s agreements with each Investor are separate agreements , and the sales of the Crowd Notes to each Investor are separate sales.

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